Exhibit 99.1
March 3, 2021
USD Partners LP Announces Fourth Quarter and Full Year 2020 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months and year ended December 31, 2020. Financial highlights with respect to the fourth quarter of 2020 include the following:
•Generated Net Cash Provided by Operating Activities of $12.1 million, Adjusted EBITDA(1) of $14.9 million and Distributable Cash Flow(1) of $12.9 million
•Reported Net Income of $6.5 million
•Declared a quarterly cash distribution of $0.111 per unit ($0.444 per unit on an annualized basis) with almost 4.3x Distributable Cash Flow Coverage(2)

“We are pleased to report another successful year for the Partnership,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Despite all of the challenges that occurred during 2020, the Partnership’s financial performance remained steady, and our terminals performed safely and reliably throughout the year. We attribute this to our strong operations team, our investment grade customers and our compelling contract profile, which is underpinned by long-term, take-or-pay agreements.”
“We continue to be very excited about our Sponsor’s previously announced diluent recovery unit (“DRU”) project and destination terminal in Port Arthur, Texas (“PAT”) and look forward to announcing their in-service dates late in the second quarter or early in the third quarter of this year. As previously mentioned, the Partnership will benefit from the completion of the DRU and PAT projects, as approximately 32% of the Partnership’s Hardisty terminal’s capacity will be automatically extended under a long-term committed agreement through mid-2031 with a strong investment grade customer. We remain focused on commercial discussions with other potential producer and refiner customers to secure long-term, take-or-pay agreements at the Partnership’s Hardisty terminal in support of future expansions of capacity at the DRU. We look forward to keeping the market updated as this project continues to develop,” added Mr. Borgen.
Adam Altsuler, the Partnership’s Chief Financial Officer, added, “In addition, our efforts to strengthen our balance sheet continue to produce results. We have paid down more than $30 million of revolver borrowings since the first quarter of 2020, which is above our previously stated guidance of approximately $20-$25 million on an annualized basis. Notably, our leverage ratio(3) is currently 3.5x and trending lower, and our Distributable Cash Flow yield(4) over the last twelve months continues to be strong, at greater than 30% based on our current unit price.”

Partnership’s Fourth Quarter 2020 Liquidity, Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
The Partnership’s operating results for the fourth quarter of 2020 relative to the same quarter in 2019 were primarily influenced by higher revenue at its Stroud terminal during the quarter due to higher rates that are based on crude oil index pricing differentials.
The Partnership experienced lower operating costs during the fourth quarter of 2020 as compared to the fourth quarter of 2019 due primarily to lower subcontracted rail services costs associated with lower throughput during the quarter.
Net income for the quarter increased as compared to the fourth quarter of 2019, primarily as a result of the operating factors discussed above coupled with lower interest expense incurred resulting from a lower weighted average balance of debt outstanding coupled with lower interest rates during the quarter and foreign currency transaction gains.
In September 2020, the Partnership terminated its existing interest rate collar and simultaneously entered into a new interest rate swap that was made effective as of August 2020. The new interest rate swap is a five-year contract with a $150 million notional value that fixes the Partnership’s one-month LIBOR to 0.84% for the notional value of the swap agreement instead of the variable rate that the Partnership pays under its Credit Agreement. The swap settles monthly through the termination date in August 2025.
Net Cash Provided by Operating Activities for the quarter increased 181% relative to the fourth quarter of 2019, primarily due to the operating factors discussed above and the general timing of receipts and payments of accounts receivable, accounts payable and deferred revenue balances.
Adjusted EBITDA and Distributable Cash Flow (“DCF”) increased by 16% and 36%, respectively, for the quarter relative to the fourth quarter of 2019. The increase in Adjusted EBITDA was primarily a result of the operating factors discussed above. DCF was also positively impacted by a decrease in cash paid for interest and income taxes during the quarter.
As of December 31, 2020, the Partnership had approximately $3 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $188 million on its $385 million senior secured credit facility, subject to the Partnership’s continued compliance with financial covenants. As of December 31, 2020, the Partnership had amounts outstanding of $197.0 million under the Revolving Credit Facility. Pursuant to the terms of the Partnership’s Credit Agreement, the Partnership’s borrowing capacity is currently limited to 4.5 times its trailing 12-month consolidated EBITDA, as defined in the Credit Agreement. As such, the Partnership’s available borrowings under the senior secured credit facility, including unrestricted cash and cash equivalents, was approximately $56 million as of December 31, 2020. The Partnership was in compliance with its financial covenants, as of December 31, 2020.

On January 28, 2021, the Partnership declared a quarterly cash distribution of $0.111 per unit ($0.444 per unit on an annualized basis), the same amount as distributed in the prior quarter. The distribution was paid on February 19, 2021, to unitholders of record at the close of business on February 10, 2021.
During the last nine months of 2020, the Partnership reduced the outstanding balance of its revolving credit facility by $27 million. In addition, the Partnership has repaid an additional $5 million subsequent to the end of the fourth quarter of 2020. As a result, since the Partnership announced the reduction to its distribution in the first quarter of 2020, it has paid down $32 million of principal on its revolving credit facility.
Fourth Quarter 2020 Conference Call Information
The Partnership will host a conference call and webcast regarding fourth quarter 2020 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Thursday, March 4, 2021.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 3094936. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 3094936. In addition, a replay of the audio webcast will be available by accessing the Partnership’s website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USD”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies, refiners and marketers. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USD, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USD solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG, along with its partner Gibson Energy, Inc., is pursuing long-term solutions to transport heavier grades of crude oil produced in Western Canada through the construction of a Diluent Recovery Unit at the Hardisty terminal, which is expected to be placed into service late in the second quarter or early in the third quarter of 2021. USDG is also currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com. Information on websites referenced in this release is not part of this release.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and
•the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:
•the amount of cash available for making distributions to the Partnership’s unitholders;
•the excess cash flow being retained for use in enhancing the Partnership’s existing business; and
•the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor’s understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect Net Cash Provided by Operating Activities and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies. Reconciliations of Net Cash Provided by Operating Activities to Adjusted EBITDA and DCF are presented in this press release.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Jennifer Waller
Director, Financial Reporting and Investor Relations
(832) 991-8383
jwaller@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the ability of the Partnership and USD to achieve contract extensions, new customer agreements and expansions; the ability of the Partnership and USD to develop existing and future additional projects and expansion opportunities (including successful completion of USD’s DRU) and whether those projects and opportunities developed by USD would be made available for acquisition, or acquired, by the Partnership; volumes at, and demand for, the Partnership’s terminals; and the amount and timing of future distribution payments and distribution growth. Words and phrases such as “expect,” “plan,” “intent,” “believes,” “projects,” “begin,” “anticipates,” “subject to” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the impact of the novel coronavirus (COVID-19) pandemic and related economic downturn and changes in general economic conditions and commodity prices, as well as those factors set forth under the heading “Risk Factors” and elsewhere in the Partnership’s most recent Annual Report on Form 10-K and in the Partnership’s subsequent filings with the Securities and Exchange Commission (many of which may be amplified by the COVID-19 pandemic and the recent significant reductions in demand for and prices of crude oil, natural gas and natural gas liquids). The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

'(1)
The Partnership presents both GAAP and non-GAAP financial measures in this press release to assist in understanding the Partnership’s liquidity and ability to fund distributions. See “Non-GAAP Financial Measures” and reconciliations of Net Cash Provided by Operating Activities, the most directly comparable GAAP measure, to Adjusted EBITDA and Distributable Cash Flow in this press release.

'(2)
The Partnership calculates quarterly Distributable Cash Flow Coverage by dividing Distributable Cash Flow for the quarter as presented in this press release by the cash distributions declared for the quarter, or approximately $3 million.

'(3)
The Partnership calculates its leverage ratio by dividing outstanding balance under the Partnership’s revolving credit facility at the end of the 12-month period by the Partnership’s Adjusted EBITDA for the last 12 months, as presented in this press release.

'(4)
Distributable Cash Flow Yield represents the total amount of Distributable Cash Flow per unit divided by the closing market price for one of the Partnership’s common units as of a recent date ($4.85, as of February 26, 2021). Distributable Cash Flow per unit is calculated by dividing the total Distributable Cash Flow for the period as presented in this press release by the weighted average number of common units outstanding for the period (26,514 thousand units).

USD Partners LP
Consolidated Statements of Operations
For the Three Months and Years Ended December 31, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in thousands)
Revenues
Terminalling services	$28,604	$23,736	$104,053	$87,173
Terminalling services — related party	1,102	3,958	10,031	19,580
Fleet leases — related party	984	984	3,935	3,935
Fleet services	51	50	203	208
Fleet services — related party	228	228	910	910
Freight and other reimbursables	95	639	845	1,612
Freight and other reimbursables — related party	—	(16)	66	238
Total revenues	31,064	29,579	120,043	113,656
Operating costs
Subcontracted rail services	2,412	3,824	10,845	14,777
Pipeline fees	6,184	5,597	23,862	20,971
Freight and other reimbursables	95	623	911	1,850
Operating and maintenance	2,515	2,751	10,459	10,953
Operating and maintenance — related party	2,093	2,493	8,287	4,964
Selling, general and administrative	2,573	2,577	10,883	10,716
Selling, general and administrative — related party	1,811	2,047	7,374	8,128
Goodwill impairment loss	—	—	33,589	—
Depreciation and amortization	5,441	5,347	21,496	20,664
Total operating costs	23,124	25,259	127,706	93,023
Operating income (loss)	7,940	4,320	(7,663)	20,633
Interest expense	1,892	2,832	8,932	12,006
Loss (gain) associated with derivative instruments	(509)	(546)	3,896	1,420
Foreign currency transaction loss (gain)	(545)	128	267	365
Other income, net	(27)	(284)	(903)	(336)
Income (loss) before income taxes	7,129	2,190	(19,855)	7,178
Provision for (benefit from) income taxes	585	50	(41)	662
Net income (loss)	$6,544	$2,140	$(19,814)	$6,516

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months and Years Ended December 31, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in thousands)

Cash flows from operating activities:
Net income (loss)	$6,544	$2,140	$(19,814)	$6,516
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,441	5,347	21,496	20,664
Loss (gain) associated with derivative instruments	(509)	(546)	3,896	1,420
Settlement of derivative contracts	(261)	—	(892)	1
Unit based compensation expense	1,654	1,533	6,563	6,066
Deferred income taxes	290	378	(973)	79
Other	207	214	829	1,129
Goodwill impairment loss	—	—	33,589	—
Changes in operating assets and liabilities:
Accounts receivable	374	(1,620)	1,266	(109)
Accounts receivable — related party	137	(68)	(621)	(1,122)
Prepaid expenses and other assets	(1,107)	(1,556)	(2,410)	(1,484)
Other assets — related party	(388)	149	(1,287)	(180)
Accounts payable and accrued expenses	(354)	(195)	(963)	(606)
Accounts payable and accrued expenses — related party	(4)	(2,427)	(82)	2
Deferred revenue and other liabilities	40	939	6,258	6,529
Deferred revenue — related party	(10)	(1)	(1,041)	(463)
Net cash provided by operating activities	12,054	4,287	45,814	38,442
Cash flows from investing activities:
Additions of property and equipment	(89)	(1,368)	(484)	(8,440)
Net cash used in investing activities	(89)	(1,368)	(484)	(8,440)
Cash flows from financing activities:
Payments for deferred financing costs	—	—	—	(7)
Distributions	(3,183)	(10,563)	(20,203)	(41,557)
Vested phantom units used for payment of participant taxes	—	(3)	(1,789)	(1,829)
Proceeds from long-term debt	—	10,000	12,000	38,000
Repayments of long-term debt	(12,000)	(6,000)	(35,000)	(27,000)
Other financing activities	—	—	—	(13)
Net cash used in financing activities	(15,183)	(6,566)	(44,992)	(32,406)
Effect of exchange rates on cash	(321)	208	(28)	705
Net change in cash, cash equivalents and restricted cash	(3,539)	(3,439)	310	(1,699)
Cash, cash equivalents and restricted cash – beginning of period	14,533	14,123	10,684	12,383
Cash, cash equivalents and restricted cash – end of period	$10,994	$10,684	$10,994	$10,684

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
	2020	2019
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$3,040	$3,083
Restricted cash	7,954	7,601
Accounts receivable, net	4,049	5,313
Accounts receivable — related party	2,460	1,778
Prepaid expenses	1,959	1,915
Other current assets	1,777	954
Other current assets — related party	15	343
Total current assets	21,254	20,987
Property and equipment, net	139,841	147,737
Intangible assets, net	61,492	74,099
Goodwill	—	33,589
Operating lease right-of-use assets	9,630	11,804
Other non-current assets	3,625	1,335
Other non-current assets — related party	1,706	15
Total assets	$237,548	$289,566

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$1,865	$3,087
Accounts payable and accrued expenses — related party	383	465
Deferred revenue	6,367	6,104
Deferred revenue — related party	410	1,482
Operating lease liabilities, current	5,291	4,649
Other current liabilities	4,222	3,150
Total current liabilities	18,538	18,937
Long-term debt, net	195,480	217,651
Deferred income tax liabilities, net	40	458
Operating lease liabilities, non-current	4,392	7,386
Other non-current liabilities	12,830	4,078
Total liabilities	231,280	248,510
Commitments and contingencies
Partners’ capital
Common units	3,829	61,013
Subordinated units	—	(22,597)
General partner units	1,892	2,767
Accumulated other comprehensive income (loss)	547	(127)
Total partners’ capital	6,268	41,056
Total liabilities and partners’ capital	$237,548	$289,566

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months and Years Ended December 31, 2020 and 2019
(unaudited)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(in thousands)

Net cash provided by operating activities	$12,054	$4,287	$45,814	$38,442
Add (deduct):
Amortization of deferred financing costs	(207)	(207)	(829)	(1,072)
Deferred income taxes	(290)	(378)	973	(79)
Changes in accounts receivable and other assets	984	3,095	3,052	2,895
Changes in accounts payable and accrued expenses	358	2,622	1,045	604
Changes in deferred revenue and other liabilities	(30)	(938)	(5,217)	(6,066)
Interest expense, net	1,891	2,803	8,895	11,936
Provision for (benefit from) income taxes	585	50	(41)	662
Foreign currency transaction loss (gain) (1)	(545)	128	267	365
Other income	—	69	—	—
Non-cash deferred amounts (2)	97	1,264	1,637	2,809
Adjusted EBITDA	14,897	12,795	55,596	50,496
Add (deduct):
Cash paid for income taxes (3)	(151)	(302)	(324)	(1,206)
Cash paid for interest	(1,756)	(2,915)	(8,593)	(11,775)
Maintenance capital expenditures	(41)	(40)	(171)	(216)
Distributable cash flow	$12,949	$9,538	$46,508	$37,299

(1)	Represents foreign exchange transaction amounts associated with activities between the Partnership’s U.S. and Canadian subsidiaries.
(2)	Represents the change in non-cash contract assets and liabilities associated with revenue recognized at blended rates based on tiered rate structures in certain of the Partnership’s customer contracts and deferred revenue associated with deficiency credits that are expected to be used in the future prior to their expiration. Amounts presented are net of the corresponding prepaid Gibson pipeline fee that will be recognized as expense concurrently with the recognition of revenue.
(3)	Includes the net effect of tax refunds of $480 thousand received in the third quarter of 2020 associated with carrying back U.S. net operating losses incurred during 2020 and prior periods allowed for by the provisions of the CARES Act.